Exhibit 99.1

References to “we,” “us” and “our” in this section refer to Rivian Automotive, Inc. only and not to any of its subsidiaries.

Estimated Preliminary Results as of and for the Three Months Ended September 30, 2023

Set forth below are certain preliminary and unaudited estimates of selected financial information as of and for the three months ended September 30, 2023. The unaudited selected financial information as of and for the three months ended September 30, 2023 reflects our preliminary estimates with respect to such results based on currently available information and is subject to completion of our financial closing procedures. Our financial closing procedures for the three months ended September 30, 2023 are not yet complete and, as a result, our actual results may vary from the estimated preliminary results presented here and will not be finalized until after the completion of this offering.

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting practices (“U.S. GAAP”). Further, our preliminary estimated results are not necessarily indicative of the results to be expected for any future period as a result of various factors, including, but not limited to, those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods incorporated by reference into this offering memorandum.

The preliminary estimates presented below have been prepared by, and are the responsibility of, management. KPMG LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial information. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

The following table provides our preliminary estimates of revenue for the three months ended September 30, 2023:

	For The Three Months Ended September 30, 2022	For The Three Months Ended September 30, 2023
	Actual	Low (estimated)	High (estimated)

	(in billions)
Revenue	$0.54	$1.29	$1.33

We expect revenue to increase for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022, primarily due to an increase in deliveries of vehicles during the three months ended September 30, 2023.

The following table provides our preliminary estimate of cash, cash equivalents and short-term investments as of September 30, 2023, compared to June 30, 2023:

	As of June 30, 2023	As of September 30, 2023
	Actual	Estimated

	(in billions)
Cash, cash equivalents and short-term investments	$10.2	$9.1

We believe our existing cash, cash equivalents and short-term investments (without giving effect to this offering or the use of proceeds thereof) will be sufficient to enable us to fund our operations and capital expenditures through 2025. The foregoing is based on assumptions which may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. This estimate is also based on current intentions, plans and business conditions, which could change in the future as our plans and business conditions evolve.